Exhibit 99.1

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

Financial Statements and Supplemental Schedule
December 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm

Pension Review Committee of the Board of Directors
Huntington Bancshares Incorporated

We have audited the accompanying statement of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Plan for the year ended December 31, 2003 were audited by other auditors whose report, dated June 28, 2004 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic 2004 financial statements taken as a whole. The supplemental schedule of assets held at end of year as of December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. This schedule has been subjected to the auditing procedures applied in our audit of the basic 2004 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deliotte & Touche LLP

Columbus, Ohio
June 24, 2005

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2004	2003

ASSETS

Cash equivalents	$1,088,274	$937,984

Investments, at fair value:
Huntington Bancshares Incorporated Common Stock	194,242,987	187,576,449

Mutual Funds	150,576,002	120,353,958

Total Investments	344,818,989	307,930,407
Accrued dividends, interest receivable, and other assets	1,620,513	1,493,052

TOTAL ASSETS	347,527,776	310,361,443

LIABILITIES

Dividends payable to Plan participants	1,606,565	1,489,299

NET ASSETS AVAILABLE FOR BENEFITS	$345,921,211	$308,872,144

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2004	2003

ADDITIONS
Net appreciation in fair value of investments	$28,771,195	$50,488,502

Investment income:
Cash dividends on Huntington Banchares Incorporated Common Stock	6,042,032	5,752,389
Cash dividends on Mutual Funds	4,124,676	1,851,034
Interest	61,793	41,287

	10,228,501	7,644,710

Contributions:
Participants	20,165,820	18,419,200
Employer	9,179,025	8,704,737

	29,344,845	27,123,937

Total Additions	68,344,541	85,257,149

DEDUCTIONS
Benefit distributions and other withdrawals	31,295,474	23,197,736

Total Deductions	31,295,474	23,197,736

Increase in net assets available for benefits	37,049,067	62,059,413

Net assets available for benefits at beginning of year	308,872,144	246,812,731

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$345,921,211	$308,872,144

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2004

Note 1 — Description of the Plan

The Huntington Investment and Tax Savings Plan (the “Plan”) is a defined contribution plan that was initially adopted by the Board of Directors of Huntington Bancshares Incorporated (“Huntington”) on September 29, 1977, to be effective January 1, 1978 to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s Common Stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s Common Stock were designated an Employee Stock Ownership Plan (ESOP). The ESOP forms a portion of the Plan.

Amendments — From time to time, the Plan has been amended and restated. The current restatement is effective January 1, 1997 unless the restated document provides another effective date. A First Amendment to the Plan was adopted October 16, 2002 to bring the Plan into compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) and to effect other changes. EGTRRA changes were generally effective January 1, 2002.

Funding and Vesting — Eligible employees may enroll on the first day of the month following six months of employment and attainment of age 21. Participants may elect to make pre-tax contributions of up to 25% of their eligible compensation. Huntington will make a matching contribution equal to 100% on the first 3% of participant elective deferrals and 50% on the next 2% of participant elective deferrals. Participant and employer contributions are fully vested at all times. Plan participants are permitted to direct pre-tax elective deferrals and employer matching contributions to any combination of 19 investment options, including Huntington Common Stock. An active participant may change or suspend pre-tax elective deferrals pursuant to the terms set forth in the Plan document.

As of December 31, 2004, the separate investment options offered by the Plan are as follows:

Huntington Bancshares Incorporated Common Stock: This consists of shares of Huntington Bancshares Incorporated Common Stock. Cash dividends received on Huntington Bancshares Incorporated Common Stock are reinvested in stock unless a participant affirmatively elects to have these cash dividends paid directly to them in cash. Huntington Bancshares Incorporated Common Stock is listed as HBAN on the National Association of Securities Dealers Automated Quotation System (NASDAQ).

Vanguard S&P Index 500 Fund: This fund seeks to mirror, as closely as possible, the performance of the Standard and Poor’s (S&P) 500 Composite Stock Price Index, which emphasizes stocks of large companies. Accordingly, the fund invests in stocks that are included in the S&P 500 Stock Index.

Vanguard Wellington Fund: This fund seeks to conserve capital and to provide moderate long-term capital growth and moderate income by investing in stocks, bonds, and money market instruments. The fund invests 60% to 70% of its assets in dividend-paying stocks of large and medium-sized companies. The remaining 30% to 40% of assets are invested in high-quality longer-term corporate bonds, with some investment in Treasury, government agency, and mortgage-backed bonds.

Huntington Money Market Fund: This fund seeks to maximize current income while preserving capital and maintaining liquidity by investing in a portfolio of high quality money market instruments.

T. Rowe Price Mid-Cap Growth Fund: This fund seeks long-term growth of capital by investing in common stocks of medium and large capitalization companies.

T. Rowe Price Small-Cap Stock Fund: This fund seeks long-term growth of capital by investing in common stocks of small capitalization companies.

Managers Special Equity Fund: This fund seeks long term capital appreciation through a diversified portfolio of equity securities of small and medium sized companies.

Huntington Fixed Income Securities Fund: This fund seeks to achieve high current income through investment in fixed income securities where the average maturity of the Fund will not exceed 10 years.

Huntington Short/Intermediate Fixed Income Securities Fund: This fund seeks to achieve high current income through investment in fixed income securities with a maximum maturity or average life for individual issues of 5 years or less at the time of purchase and a dollar-weighted average portfolio maturity of more than 2, but less than 5 years.

American Funds EuroPacific Growth Fund: This fund seeks long-term growth of capital by investing in securities of companies domiciled outside the United States, usually located in Europe and the Pacific Basin. A country will be considered part of the Pacific Basin if any of its borders touch the Pacific Ocean. However, the fund may invest in securities of developing countries as well.

Huntington Intermediate Government Income Fund: This fund seeks to achieve a high level of income through investment in U.S. Government and mortgage-related securities with an average maturity between 3 and 10 years.

Huntington Income Equity Fund: This fund seeks to achieve current income and moderate appreciation of both capital and income by investing in income-producing securities, such as stocks of companies having the potential to pay high dividends.

Huntington Growth Fund: This fund seeks long-term capital appreciation by investing primarily in equity securities. The fund invests primarily in medium to large companies with an emphasis on quality, market dominance, and growth.

Huntington Mid Corp America Fund: This fund seeks capital appreciation by investing primarily in equity securities of mid-cap companies.

Huntington Dividend Capture Fund: This fund seeks total return on investment, with dividend income as an important component of that return.

Huntington Rotating Markets Fund: This fund seeks to maximize capital appreciation in a given market environment by rotating investments among equity market segments (small-cap, mid-cap, large-cap and global) as determined by the Fund’s Investment Advisor.

Huntington New Economy Fund: This fund seeks capital appreciation by investing significantly in equity securities of companies engaged in developing products, processes, or services that provide technological or scientific advances and efficiencies.

Huntington International Equity Fund: This fund seeks total return by investing at least 80% of its assets in equity securities, 65% of which will be invested in companies based outside the United States.

Huntington Situs Small Cap Fund: This fund pursues long-term capital appreciation by investing in a strategic combination of U.S. and foreign small-cap companies whose situs, or geographical locations, give them a competitive advantage and the potential to outperform.

Risks and Uncertainties — The Plan utilizes various investment instruments, including mutual funds and Common Stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.

Administration — The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington. The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code (the Code) and the provisions of ERISA, as amended.

Participants are charged a fixed amount for administration of the Plan. All other administrative fees are paid from the general assets of Huntington.

Contributions — Employee and Employer contributions to participants’ accounts in the Plan are invested pursuant to the participants’ investment direction elections on file at the time the contributions are allocated to the participants’ accounts. Plan assets consist of shares of Huntington Common Stock and mutual funds and are held by the trust division of The Huntington National Bank (the Plan Trustee), a wholly-owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of Huntington Common Stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington Common Stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.

Benefit Distributions and Other Withdrawals — A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.

Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.

Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998, Employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of Employee pre-tax deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the Summary Plan Description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.

Effective October 1, 2002, Plan participants have the option of reinvesting cash dividends paid on Huntington Common Stock or having dividends paid in cash. Dividends on Huntington Common Stock were distributed in cash to Plan participants during the period beginning December 13, 2000 and ending October 1, 2002.

Plan Termination — Huntington intends to continue the Plan indefinitely for the benefit of its participants; however, it reserves the right to terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA. In the event the Plan is terminated in the future, participants would become fully vested in their accounts.

Note 2 — Significant Accounting Policies

Basis of Presentation — The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States (GAAP).

Cash equivalents — Cash equivalents primarily represent funds temporarily invested in the Huntington Money Market Fund to provide liquidity for fund reallocations and distributions.

Cash Dividends and Interest Income — Dividends are recognized as of the record date. Interest is recorded on an accrual basis when earned.

Valuation of Investments — Investments are accounted for at cost on the trade-date and are reported in the Statement of Net Assets Available for Benefits at fair value. The investment in Huntington Bancshares Incorporated Common Stock is valued using the year-end closing price as determined by NASDAQ. Mutual funds are stated at fair value as determined by quoted market prices, which represents the net asset value of shares held by the Plan at year end.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.

Note 3 — Investments

The following individual investments represent 5% or more of the fair value of net assets available for benefits as of December 31:

	2004	2003

Huntington Bancshares Incorporated Common Stock	$194,242,987	$187,576,499
Vanguard S&P Index 500 Fund	27,911,603	23,131,425
T. Rowe Price Mid-Cap Growth Fund	23,182,050	17,176,119
Vanguard Wellington Fund	21,436,116	17,863,164

The Plan’s investments (including investments purchased, sold, and held during the year) appreciated in carrying value for the years ended December 31, as follows:

	2004	2003

Huntington Bancshares Incorporated Common Stock	$16,725,399	$31,410,826
Equity and Fixed Income Mutual Funds	12,045,796	19,077,676

Net appreciation	$28,771,195	$50,488,502

Note 4 — Party-In-Interest Transactions

Certain plan investments are shares of mutual funds managed by Huntington Asset Advisors, Inc, and held by the Plan Trustee, both subsidiaries of Huntington National Bank and therefore, qualify as party-in-interest investments.

The following table lists the fair value of party-in-interest investments at December 31:

	2004	2003

Huntington Bancshares Incorporated Common Stock	$194,242,987	$187,576,449
Huntington Money Market Fund	11,854,086	11,969,490
Huntington Situs Small Cap Fund	11,817,458	—
Huntington Income Equity Fund	8,791,347	7,736,485
Huntington Growth Fund	7,731,970	6,421,284
Huntington Fixed Income Securities Fund	7,100,617	7,023,292
Huntington New Economy Fund	5,961,559	4,269,166
Huntington Dividend Capture Fund	4,125,376	2,447,259
Huntington Mid Corp America Fund	3,024,511	1,810,319
Huntington International Equity Fund	2,122,808	750,493
Huntington Rotating Markets Fund	1,057,636	887,651
Huntington Short/Intermediate Fixed Income Securities Fund	1,020,517	866,369
Huntington Intermediate Government Income Fund	625,159	559,205

Costs and expenses incurred in administering the Plan totaled $222,930 for 2004 and $213,066 for 2003.

Note 5 — Income Taxes

The Plan obtained its latest determination letter dated December 13, 2002, in which the Internal Revenue Service stated the Plan, as then designed, was qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. Huntington believes the Plan is being operated in compliance with applicable requirements of the Code and related state statutes, and that the trust, which forms a part of the Plan, is qualified and exempt from federal income and state franchise taxes.

Note 6 — Terminated Participants

Included in net assets available for benefits are amounts allocated to individuals who have withdrawn from the Plan. There were no amounts allocated to these participants at December 31, 2004 and 2003.

Huntington Investment and Tax Savings Plan
Schedule H, Line 4i — Schedule of Assets (Held At End of Year)
December 31, 2004

EIN: 31-0724920
Plan Number: 002

(a)	(b)	(c)	(d)	(e)
	Identity of Issuer, Borrower,	Description of investment including maturity date,
	Lessor or Similar Party	rate of interest, collateral, par, or maturity value	Cost	Fair Value

	Common Stock:
*	Huntington Bancshares	Huntington Bancshares
	Incorporated	Incorporated Common Stock - 7,851,365 shares	$118,731,764	$194,242,987

	Total Common Stock		118,731,764	194,242,987

	Mutual Funds:
	Vanguard Index Funds	Vanguard S&P Index 500 Fund - 250,015 shares	24,025,508	27,911,603
	T. Rowe Price Mid-Cap Growth Fund	T. Rowe Price Mid-Cap Growth Fund - 464,756 shares	18,056,459	23,182,050
	Vanguard Wellington Fund	Vanguard Wellington Fund - 710,040 shares	19,567,072	21,436,116
*	The Huntington Funds	Huntington Money Market Fund - 11,854,086 shares	11,854,086	11,854,086
*	The Huntington Funds	Huntington Situs Small Cap Fund - 691,484 shares	10,460,260	11,817,458
*	The Huntington Funds	Huntington Income Equity Fund - 264,162 shares	7,905,247	8,791,347
	Europacific Growth Fund	American Funds Europacific Growth Fund - 225,327 shares	6,082,820	7,945,031
*	The Huntington Funds	Huntington Growth Fund - 187,989 shares	7,131,103	7,731,970
*	The Huntington Funds	Huntington Fixed Income Securities Fund - 334,461 shares	7,169,405	7,100,617
*	The Huntington Funds	Huntington New Economy Fund - 415,729 shares	4,434,634	5,961,559
*	The Huntington Funds	Huntington Dividend Capture Fund - 355,943 shares	3,928,246	4,125,376
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund - 104,011 shares	3,014,985	3,295,073
*	The Huntington Funds	Huntington Mid Corp America Fund - 217,591 shares	2,508,352	3,024,511
*	The Huntington Funds	Huntington International Equity Fund - 198,951 shares	1,891,508	2,122,808
	The Managers Funds	Managers Special Equity Fund - 17,400 shares	1,397,204	1,573,085
*	The Huntington Funds	Huntington Rotating Markets Fund - 100,919 shares	941,978	1,057,636
*	The Huntington Funds	Huntington Short/Intermediate Fixed Income Securities Fund - 52,173 shares	1,032,348	1,020,517
*	The Huntington Funds	Huntington Intermediate Government
		Income Fund - 59,425 shares	629,609	625,159

	Total Mutual Funds		132,030,824	150,576,002

	Total Investments		$250,762,588	$344,818,989

	Notes Receivable from Participants:	$394 principal amount; interest rate of 10.00%;
		maturing in 2005.	$394	$394

* Indicates party-in-interest to the Plan.